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                      September 28, 2022

       Jay Wells
       Chief Financial Officer
       Primo Water Corporation
       4221 West Boy Scout Boulevard
       Suite 400
       Tampa, FL 33607

                                                        Re: Primo Water
Corporation
                                                            Form 10-Q for the
Period Ended July 2, 2022
                                                            8-K furnished
August 11, 2022
                                                            File No. 001-31410

       Dear Mr. Wells:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing